Amtech Systems, Inc.
131 South Clark Drive
Tempe, Arizona 85281

November 10, 2016

Robert T. Hass
9097 E. Palm Tree Drive
Scottsdale, Arizona 85255

Dear Robert,

Based upon your agreement to serve indefinitely as CFO, Amtech Systems, Inc. agrees to the terms of employment outlined below. Please review the terms and acknowledge your acceptance of them by signing this letter in the space provided below.

•	Title of Vice President - CFO, Treasurer and Secretary.

•	Annual base salary of $225,000, retroactive to August 3, 2016.

•	Annual automobile allowance of $7,000.

•	Option to purchase 10,000 shares of common stock of the Company to vest in equal, annual amounts over four years.

•	Participation in executive bonus program.

•
Change of Control and Severance Agreement with the same terms and conditions as the same agreement that terminated on June 30, 2013, except that if you are involuntarily terminated without cause under conditions where the Change of Control provisions do not apply, severance will be equal to the greater of one year of your base salary, or $225,000.

•	Participation in the all of the Company’s employee benefits, including (without limitation) healthcare, 401-K, sick leave, holidays, and vacation.
We look forward to your continuance in this important role.

Sincerely,

/s/ Fokko Pentinga

Fokko Pentinga, President and CEO

Acknowledgement:

By my signature below, I acknowledge that I have read this letter agreement and agree to its terms.

/s/ Robert T. Hass
Robert T. Hass
Date:	November 10, 2016